                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                                  AVIALL, INC.
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                      LOGO

                                            Aviall, Inc.
                                            Notice of 1997 Annual Meeting
                                            and Proxy Statement

LOGO
ERIC E. ANDERSON
President and
Chief Executive Officer

                                                                  April 25, 1997

Dear Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, June 13, 1997, at the Company's offices located at 2075 Diplomat Drive in Dallas, Texas. All stockholders of record as of April 16, 1997 are entitled to vote at the Annual Meeting.

The proposals to be acted upon at the Annual Meeting include the election of directors, an amendment to the Aviall, Inc. Directors Stock Plan to, among other things, permit non-employee directors to receive shares of the Company's Common Stock in lieu of the full amount of the cash annual retainer such directors are otherwise entitled to receive for their services and to increase the number of shares available for issuance under the Plan, and the ratification of the appointment of independent auditors for 1997. I hope you will carefully read these proposals, which are described in the accompanying Proxy Statement, and cast your vote in favor of each proposal.

It is important that your shares be represented at the Annual Meeting. Accordingly, even if you plan to attend, please sign, date and promptly mail the enclosed proxy card in the postage-prepaid envelope.

                                         Sincerely,

                                         /s/ ERIC E. ANDERSON
                                         Eric E. Anderson
                                         President and Chief Executive Officer






Aviall, Inc., 2075 Diplomat Drive, Dallas, TX 75234-8999 U.S.A.

                                PROXY STATEMENT

                                  AVIALL, INC.
                              2075 DIPLOMAT DRIVE
                            DALLAS, TEXAS 75234-8989

                       SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Aviall, Inc. ("Aviall" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders of Aviall (the "Annual Meeting") to be held on Friday, June 13, 1997, commencing at 10:00 a.m., at the Company's offices located at 2075 Diplomat Drive, in Dallas, Texas or at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being distributed on or about April 25, 1997, to holders of Aviall's common stock, par value $.01 per share ("Common Stock"), entitled to vote at the Annual Meeting.

     A Proxy Committee consisting of Jacqueline K. Collier, Jeffrey J. Murphy and Cornelius Van Den Handel will vote the shares of Common Stock represented by each proxy card returned to Aviall. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of Aviall an instrument revoking it, by delivering a duly executed proxy card bearing a later date or by appearing at the Annual Meeting and voting in person. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. IF NO SUCH SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR IDENTIFIED BELOW, FOR THE AMENDMENT OF THE DIRECTORS STOCK PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS AVIALL'S INDEPENDENT AUDITORS.

                       PROCEDURES FOR THE ANNUAL MEETING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the Chairman of the Annual Meeting and will be limited to matters properly brought before the Annual Meeting pursuant to the procedures prescribed in Aviall's By-Laws. Those procedures include the requirement that any stockholder who desires either to bring a stockholder proposal before an annual meeting or to nominate a person for election as a director at an annual meeting give written notice to Aviall with respect to the proposal or nominee prior to the Annual Meeting. The Chairman of the Annual Meeting may refuse to acknowledge any stockholder proposal or any nomination for director not made in accordance with the foregoing.

     The Board does not anticipate that any matters other than those set forth in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the Proxy Committee.

                          RECORD DATE AND VOTING STOCK

     On April 16, 1997, which has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"), there were 19,599,451 shares of Common Stock outstanding. All of the outstanding shares of Common Stock may be voted at the Annual Meeting and each such share is entitled to one vote. Only recordholders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

     A majority of the votes cast at the Annual Meeting is required to approve the actions proposed to be taken at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares of Common Stock present or represented at the Annual Meeting or any adjournment or postponement thereof for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting or any adjournment or postponement thereof will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and therefore will have no effect on the outcome of the vote on any such matter.

                          PARTICIPANTS IN 401(k) PLAN

     If a stockholder is a participant in the Aviall, Inc. Employees' Savings Plan (the "401(k) Plan") and holds shares of Aviall Common Stock in the 401(k) Plan, the proxy card represents the number of full shares of Common Stock held for the benefit of the participant in the 401(k) Plan as well as any shares of Common Stock registered in the participant's name. Thus, a proxy card for such a participant grants a proxy for shares registered in the participant's name and serves as a voting instruction for the trustees of the 401(k) Plan for the account in the participant's name. Information as to the voting instructions given by individuals who are participants in the 401(k) Plan will not be disclosed to Aviall.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Aviall has three classes of directors serving staggered three-year terms. Henry A. McKinnell and Eric E. Anderson are currently serving terms which expire at the Annual Meeting. The terms of office of Robert G. Lambert and Donald R. Muzyka expire at Aviall's 1998 Annual Meeting of Stockholders and the term of office of Henry Wendt expires at Aviall's 1999 Annual Meeting of Stockholders. Accordingly, stockholders are asked to elect Henry A. McKinnell and Eric E. Anderson, each of whom has been duly nominated by the Board, to serve a term of office expiring at Aviall's 2000 Annual Meeting of Stockholders.

     Unless a proxy card specifies otherwise, the Proxy Committee will vote the shares of Common Stock covered by the proxy for the election of each of Henry A. McKinnell and Eric E. Anderson to the class of directors whose term expires at Aviall's 2000 Annual Meeting of Stockholders. In the event either of these nominees becomes unavailable to serve (which is not anticipated), the proxy card gives the Proxy Committee the authority to vote for such other person as it may select. A majority of the votes cast at the Annual Meeting is necessary for the election of a nominee to the class of directors whose term expires at Aviall's 2000 Annual Meeting of Stockholders.

     The following material sets forth the name of each nominee and of each director continuing in office, a description of positions and offices with Aviall, any other principal occupation, business experience during at least the last five years, certain directorships presently held, age and length of service as a director of Aviall.

     THE PERSONS NAMED IN THE PROXY WILL VOTE FOR THE NOMINEE LISTED BELOW EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT AVIALL'S 2000 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

[PHOTO]              ERIC E. ANDERSON              Eric E. Anderson has served as Aviall's
                     President and Chief           President since June 1996 and as Chief
                     Executive Officer             Executive Officer since December 1996. He
                     of Aviall                     served as the Company's Chief Operating
                                                   Officer from June 1996 through December 1996
                                                   and as an Executive Vice President of the
                                                   Company from February 1996 until June 1996.
                                                   Mr. Anderson was President of Inventory
                                                   Locator Service, Inc. ("ILS"), a wholly
Director since 1996                                owned subsidiary of the Company, from 1993
Age 48                                             to 1996, and was Executive Vice President of
                                                   ILS from 1991 to 1993.
-----------------------------------------------------------------------------------------------
[PHOTO]              DR. HENRY A. MCKINNELL        Dr. McKinnell has served as Executive Vice
                     Executive Vice President      President of Pfizer Inc. since 1992. He was
                     of Pfizer Inc.                appointed President of Pfizer's Worldwide
                     Member  -- Audit Committee    Pharmaceuticals business in January 1997.
                     Chairman -- Compensation and  Pfizer's Worldwide Consumer Group and
                                 Nominating        Strategic Planning and Policy Group continue
                                 Committee         to report to him. From 1992 to 1995 he
                                                   served as Chief Financial Officer of Pfizer
Director since 1993                                Inc. and President of Pfizer's Hospital
Age 54                                             Products Group. Dr. McKinnell is also a
                                                   director of John Wiley & Sons, Inc.
-----------------------------------------------------------------------------------------------

DIRECTORS WHOSE TERMS EXPIRE AT AVIALL'S 1998 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

[PHOTO]              ROBERT G. LAMBERT             Mr. Lambert has served as Chairman of the
                     Chairman of the Board         Board of Directors of Aviall since December
                     of Aviall                     1993. He served as the Company's President
                     Member -- Audit Committee     from December 1995 to June 1996 and as Chief
                                                   Executive Officer from December 1995 to
                                                   December 1996. Mr. Lambert was Senior
                                                   Executive Vice President -- Aviation of
Director since 1993                                Ryder System, Inc. from 1989 until 1992. Mr.
Age 66                                             Lambert is also a director of Petroleum
                                                   Helicopters, Inc.
-----------------------------------------------------------------------------------------------
[PHOTO]              DR. DONALD R. MUZYKA          Dr. Muzyka has served as President and Chief
                     President and Chief           Executive Officer of Special Metals
                     Executive Officer of          Corporation ("SMC") since October 1996. He
                     Special Metals Corporation    served as President and Chief Operating
                     Member -- Audit Committee     Officer of SMC from January 1990 to October
Director since 1994  Member -- Compensation and    1996. Dr. Muzyka is also a director of SMC
Age 58                         Nominating          and CSM Industries, Inc.
                               Committee
-----------------------------------------------------------------------------------------------

DIRECTOR WHOSE TERM EXPIRE AT AVIALL'S 1999 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

-------------------  HENRY WENDT                   Mr. Wendt has served as Chairman of Global
                     Chairman of Global Health     Health Care Partners, a unit of Donaldson,
                     Care                          Lufkin & Jenrette, Inc., an investment
                     Partners, a unit of           banking firm, since January 1997. Mr. Wendt
                     Donaldson,                    served as the Executive Chairman of The
                     Lufkin & Jenrette, Inc.       Finisterre Fund from October 1994 until
                     Chairman -- Audit Committee   December 1996. He served as Chairman of
                     Member -- Compensation and    SmithKline Beecham from 1989 until his
                               Nominating          retirement in 1994. Mr. Wendt is also a
Director since 1993            Committee           director of Atlantic Richfield Co.,
Age 63                                             Allergan, Inc., Steri-Oss, Inc. and
                                                   Computerized Medical Systems, Inc.
-----------------------------------------------------------------------------------------------

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board currently consists of five members. During 1996, the Board of Directors held 11 meetings. The Board has established standing Audit and Compensation and Nominating Committees to assist the Board in the discharge of its responsibilities. The Board may also appoint other committees for specialized functions as appropriate. All of the Directors of Aviall are independent directors (as that term is defined in Aviall's By-Laws) other than Messrs. Anderson and Lambert. Aviall's By-Laws provide that a majority of the Board and each member of the Compensation and Nominating Committee be an independent director. Each Director attended at least 75% of the Board and committee meetings held in 1996.

     Audit Committee. The Audit Committee consists of Henry Wendt (Chairman), Robert G. Lambert, Henry A. McKinnell and Donald R. Muzyka. The Audit Committee met seven times in 1996. The Audit Committee is responsible for recommending an accounting firm to serve as Aviall's independent auditors, reviewing the annual audit of Aviall, reviewing audit and any nonaudit fees paid to Aviall's independent auditors, reviewing the scope and results of internal audit activities, and reviewing compliance with Aviall's conflict of interest and business ethics policies as well as compliance with major regulatory requirements. The Audit Committee reports its findings and recommendations to the Board for appropriate action.

     Compensation and Nominating Committee. The Compensation and Nominating Committee (the "Compensation Committee") consists of Henry A. McKinnell (Chairman), Donald R. Muzyka and Henry Wendt, none of whom are employees of Aviall. During 1996, the Compensation Committee met seven times. The Compensation Committee supervises Aviall's compensation policies, administers employee incentive plans, reviews officers' salaries and bonuses, approves significant changes in employee benefits and recommends to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee also considers nominations for prospective Board members. The Compensation Committee considers nominees recommended by other directors, stockholders and management who present for evaluation by the Board appropriate information with respect to a suggested candidate for Board membership. Written nominations by stockholders for directors are considered, provided they are received by the Secretary of Aviall at its principal executive offices pursuant to timely advance written notice in accordance with Aviall's By-Laws (not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting, subject to certain exceptions) and contain all information specified in such By-Laws, including the identity and address of the nominating stockholder, the class and number of shares of Common Stock which are owned by such stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Aviall's By-Laws also provide that all members of the Compensation Committee shall be independent directors who are not otherwise affiliated with Aviall. The report by the Compensation Committee discussing compensation for senior executives of Aviall appears elsewhere in this Proxy Statement.

                           COMPENSATION OF DIRECTORS

     During 1996, directors who were not employees of Aviall received an annual retainer of $16,250 (the "Annual Retainer"), plus an annual committee retainer of $3,000 per committee ($4,000 for committee chairmen), plus $1,000 for each Board or committee meeting attended. Directors and members of Board committees who are employees of Aviall or any of its subsidiaries do not receive any fees or benefits for their Board and committee service. Directors are reimbursed for expenses incurred in attending Board and committee meetings.

     Directors who are not employees of Aviall are presently eligible to participate in the Aviall, Inc. Directors Stock Plan (the "Directors Stock Plan"). Under the Directors Stock Plan, any eligible director may make an election to receive a combination of shares of Common Stock determined by a formula and $8,000 in cash (collectively, the "Formula") in lieu of the Annual Retainer. The Formula provides that the number of shares of Common Stock granted to a participant will be equal to the nearest number of whole shares of Common Stock which can be purchased for $12,000 based on the mean of the highest and lowest sale price for the Common Stock on the grant date as reported on the New York Stock Exchange Composite Transaction Reporting System. In the event that there is an increase or decrease in the Annual Retainer, the Formula adjusts automatically so that both the relationship between the Formula and the Annual Retainer and the proportion of Common Stock and cash paid to a participating director pursuant to the Formula are maintained. Under the Directors Stock Plan, Common Stock is granted automatically on the first business day in July of any calendar year to any eligible director who has filed with Aviall an election to participate in the Directors Stock Plan at least six months prior to that date. All eligible directors participated in the Directors Stock Plan during 1996. In 1997, all eligible directors have elected to participate in the Directors Stock Plan. See "Amendment to the Aviall, Inc. Directors Stock Plan."

     A director who receives a grant of Common Stock pursuant to the Directors Stock Plan is entitled to receive dividends on and to vote such shares. However, the director's ownership rights in such shares do not vest until six months after the date of grant and then only if the director continues to serve in that capacity at that date. However, a participating director who has completed a full term of service prior to the end of such six-month period, or whose service during such six-month period was interrupted due to death or disability, will be vested in a pro rata number of such shares.

     Directors of Aviall are currently permitted to elect to defer receipt of the cash portion of the Annual Retainer and meeting fees. Deferred funds become part of the general assets of Aviall and bear simple interest at a rate based upon the base or prime rate of a major bank, although not lower than 5% or higher than 12% per annum. At the discretion of the director, the funds may be deferred until the earlier to occur of a fixed date, retirement, disability or removal, and will be payable in a lump sum or installments. However, upon a change of control of Aviall, all deferred amounts are distributed immediately to the director in a lump sum.

     During 1996, Aviall also provided all non-employee directors with $100,000 of coverage under Aviall's accidental death and dismemberment insurance policy, disability income protection, a group term life insurance policy, yearly compensation at retirement equal to 100% of the cash Annual Retainer in effect at the time of their retirement and the use of an automobile. Beginning in 1997, the Board has discontinued these benefits.

     As more fully described below under this caption "Amendment to the Aviall, Inc. Directors Stock Plan," the Company's Board of Directors has approved an amendment to the Directors Stock Plan to, among other things, permit nonemployee Directors to receive shares of Common Stock in lieu of the full amount of the Annual Retainer they are entitled to receive for their services as Directors. The amendment to the Directors Stock Plan will become effective only upon approval by the Company's stockholders. Subject to such approval, the annual committee retainer of $3,000 per committee ($4,000 for committee chairman) will be eliminated and the cash Annual Retainer will be increased to $24,375 for those non-employee Directors who elect not to participate in the amended Directors Stock Plan. If the proposed amendment to the Directors Stock Plan is not approved by the Company's stockholders, the Annual Retainer will remain at $16,250 for 1997, the annual committee retainer will be continued and the Directors Stock Plan will remain in effect as described above. In either event, non-employee Directors will continue to receive $1,000 for each Board or committee meeting attended. In 1997, all eligible Directors have elected to participate in the Directors Stock Plan.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of March 31, 1997, the directors of Aviall, the individuals who served as Chief Executive Officer of Aviall in 1996, the other four most highly compensated executive officers of Aviall at December 31, 1996, two other individuals who served as executive officers of Aviall for a portion of 1996 and all current directors and executive officers of Aviall as a group, beneficially owned Common Stock as set forth in the following table. For purposes of this Proxy Statement, Eric E. Anderson, Robert G. Lambert, Jacqueline K. Collier, Charles M. Kienzle, Bruce Langsen, Jeffrey J. Murphy, Mina Brown and R. Frank Leftwich are referred to as the "named executive officers."

                                                                                     TOTAL SHARES
                  NAME                    OWNED SHARES(1)    OPTION SHARES(2)    BENEFICIALLY OWNED(3)
                  ----                    ---------------    ----------------    ---------------------
Eric E. Anderson........................         6,888(4)          53,991                 60,879
Robert G. Lambert.......................         3,378(5)          99,750                103,128
Henry A. McKinnell......................         4,136                  0                  4,136
Donald R. Muzyka........................         3,755                  0                  3,755
Henry Wendt.............................        67,136(6)               0                 67,136
Jacqueline K. Collier...................         2,437             18,086                 20,523
Charles M. Kienzle......................         3,447             44,874                 48,321
Bruce Langsen...........................         4,604             13,740                 18,344
Jeffrey J. Murphy.......................         1,890(7)         114,451                116,341
Mina Brown..............................             0             63,962                 63,962
R. Frank Leftwich.......................             0(8)          69,133                 69,133
All current directors and executive
  officers as a group (11 persons)......       106,188            351,148                457,336

---------------

1. Represents shares of Common Stock owned by such individuals, including shares owned pursuant to the 401(k) Plan and the Directors Stock Plan.

2. Represents shares that may be acquired within 60 days of March 31, 1997, through the exercise of stock options.

3. Unless otherwise noted, the holders of the shares of Common Stock included in this table have sole voting and investment power with respect to all such shares. As of March 31, 1997, no director or other named executive officer beneficially owned one percent or more of the outstanding Common Stock. All current directors and executive officers as a group beneficially owned approximately 2.3% of the outstanding Common Stock as of March 31, 1996.

4. Includes 3,000 shares of Common Stock held jointly by Mr. Anderson and his spouse. Mr. Anderson has shared voting and investment power with respect to such shares.

5. Includes 225 shares of Common Stock held in trust for the benefit of Mr. Lambert's children. Mr. Lambert is a co-trustee of such trust and has shared voting and investment power with respect to such shares. Mr. Lambert disclaims beneficial ownership of the 225 shares held in trust.

6. Includes 10,000 shares of Common Stock held jointly by Mr. Wendt and his spouse. Mr. Wendt has shared voting and investment power with respect to such shares.

7. Includes 1,363 shares of Common Stock held jointly by Mr. Murphy and his spouse. Mr. Murphy has shared voting and investment power with respect to such shares.

8. Excludes 500 shares of Common Stock held by Mr. Leftwich's spouse. Mr. Leftwich disclaims beneficial ownership of such shares.

     The following table sets forth information regarding the number and percentage of shares of Common Stock held by all persons and entities who are known by Aviall to beneficially own five percent or more of Aviall's outstanding Common Stock. The information regarding beneficial ownership of Common Stock by the entity identified below is included in reliance on a report filed with the SEC by such entity, except that the percentage is based upon Aviall's calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of Common Stock outstanding on March 31, 1997.

                NAME AND ADDRESS                       AMOUNT AND NATURE       PERCENT
              OF BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP    OF CLASS
              -------------------                   -----------------------    --------
Neuberger & Berman, LLC                                    1,992,200           10.2%(1)
605 Third Ave.
New York, New York 10158-3698
FMR Corp.                                                  1,040,200           5.3%(2)
82 Devonshire Street
Boston, Massachusetts 02109
Zesiger Capital Group LLC                                  1,009,700           5.2%(3)
320 Park Avenue, 30th Floor
New York, New York 10022

---------------

1. According to a Schedule 13G filed by Neuberger & Berman, LLC ("N&B") on February 10, 1997, N&B has sole voting power with respect to 1,036,300 shares of Common Stock, shared voting power with respect to 512,800 shares of Common Stock and shared dispositive power with respect to 1,992,200 shares of Common Stock. In the Schedule 13G, N&B reported that it acts as an investment manager for various funds which hold the shares in the ordinary course of its business, that it does not have any economic interest in the shares, that the actual owners of such shares are its clients and its clients have the sole right to receive and the power to direct the receipt of dividends or proceeds for the sale of the shares.

2. According to a Schedule 13G filed by FMR Corp. with the SEC on February 14, 1997, FMR Corp. has sole voting power with respect to 693,300 shares of Common Stock and sole dispositive power with respect to 1,040,200 shares of Common Stock.

3. According to a Schedule 13G filed by Zesiger Capital Group LLC ("Zesiger") with the SEC on January 10, 1997, Zesiger has sole voting power with respect to 849,000 shares of Common Stock, and sole dispositive power with respect to 1,009,700 shares of Common Stock. In the Schedule 13G, Zesiger stated that such shares of Common Stock are held in discretionary accounts managed by Zesiger. Zesiger disclaimed beneficial ownership of such shares.

                COMPENSATION AND NOMINATING COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation and Nominating Committee has responsibility for Aviall's executive compensation practices and policies. The Committee is composed of three outside directors who are not officers or employees of Aviall or its subsidiaries and who are not eligible to participate in the Compensation plans or programs administered by the Committee.

EXECUTIVE PAY POLICY

     The Company's compensation programs are intended to attract, retain and motivate the key people necessary to lead Aviall to achieve its strategic objective of increased stockholder value over the long term, reflecting the Committee's belief that executive compensation should seek to align the interests of Aviall's executives with those of its stockholders. The program utilizes three components: base salary, short-term incentives and long-term compensation in the form of both stock options and restricted stock grants.

     Following the sale of the Company's engine services, accessories and fastener businesses and the resulting significant reorganization and downsizing of the Company's corporate staff in 1996, the Committee undertook a review of Aviall's executive compensation program, including compensation for the Company's chief executive officer as well as Aviall's other executive officers. The Committee believes that its current mix of a base salary and significant performance-based compensation for the Company's executive officers, which can be earned by those executives as a result of the achievement of specific objectives, will increase long-term stockholder value.

BASE SALARY

     On December 20, 1995, the Board elected Robert G. Lambert, Aviall's Chairman of the Board, to the additional positions of President and Chief Executive Officer of Aviall, succeeding Marshall B. Taylor. At the recommendation of the Committee, the Board set Mr. Lambert's annual base salary at $100,000.

     During 1996, the Board approved increases in the base salaries of certain executive officers to reflect the new responsibilities undertaken by those executive officers following the management reorganization in late 1995 and 1996. On December 9, 1996, Mr. Lambert retired as Chief Executive Officer of the Company, although he remained as Chairman of the Board, and the Board elected Eric E. Anderson to the position of Chief Executive Officer. In connection with his promotion and at the recommendation of the Committee, the Board increased Mr. Anderson's annual base salary to $200,000.

SHORT-TERM INCENTIVE PROGRAM

     In December 1995, the Board determined to sell the Company's commercial engine services and accessories businesses, to use the anticipated proceeds from those sales to substantially reduce debt and to refocus the Company's operations on its parts distribution and information services business. The Committee modified the incentive program for 1996 to link executives' bonus opportunities to the Company's achievement of specific objectives relating to its proposed reorganization. Under the 1996 program, bonus awards could be earned for the achievement of objectives established for each executive relating to the executive's role in accomplishing this reorganization.

     For Mr. Lambert these objectives included achieving earnings levels for the continuing business, restructuring the Company's existing bank debt, selling the engine services, accessories and fastener businesses and reorganizing the Company's senior management team. Based upon his accomplishment of these objectives during 1996, in December 1996 the Board awarded Mr. Lambert options to purchase 75,000 shares of Common Stock. The exercise price of those options was the fair market value of the Common Stock on the date of grant.

     The individual objectives for Mr. Anderson included achieving earnings levels for the continuing business and reorganizing the Company's management team. Based on the Committee's assessment of his successful accomplishment of these objectives, Mr. Anderson was awarded an incentive award of $247,716 in March 1997.

     Under the 1997 short-term incentive program, Mr. Anderson and Aviall's other executive officers will be eligible to receive an aggregate cash bonus award of up to 100% of his or her base salary based on the Company (or the executive's business unit) meeting specific earnings objectives. Additionally, Mr. Anderson and each other executive officer is eligible to receive a restricted stock award for achieving specific earnings objectives for 1997 above the earnings objectives for which cash incentive payments may be earned. Mr. Anderson has the ability to earn a restricted stock award of up to 10,000 shares of Common Stock. Any earned restricted stock award will be granted in the first quarter of 1998, will vest at the end of a three-year period commencing from the grant date, and will otherwise be subject to the terms of the Aviall, Inc. Stock Incentive Plan.

STOCK OPTIONS

     The Stock Incentive Plan is administered by the Board and the Committee and is designed to provide incentive compensation to Aviall's executive officers and other key management personnel. The grants are long-term incentives for future performance, which is designed to align the interests of management with those of Aviall's stockholders.

     At its March 1996 meeting, the Committee approved grants of stock options to certain executive officers and key employees pursuant to the Stock Incentive Plan, including a grant to Mr. Lambert of options to purchase 75,000 shares. The number of options granted to specific individuals was dependent on the individual's current performance potential for promotion and expected impact on the future performance of Aviall. For Mr. Lambert and the more senior executive officers, one half of the grants were made at fair market value at the time of grant and the other one half of the grants were made at 120% of fair market value. For the remaining recipients, the grants were made at fair market value at the time of grant. One third of these options vest each year commencing on the first anniversary of the grant.

     In December 1996, the Committee also approved a grant of 200,000 stock options to Mr. Anderson in connection with his promotion to chief executive officer. The option grant to Mr. Anderson was at four different prices: options to purchase 50,000 shares at fair market value at the time of grant; options to purchase 50,000 shares at 122% of fair market value at the time of grant; options to purchase 50,000 shares at 143% of fair market value at the time of grant; and options to purchase 50,000 shares at 163% over fair market value at the time of grant. One fourth of these options vest each year commencing on the second anniversary of the grant.

STOCK OWNERSHIP

     At the recommendation of the Committee in 1993, the Board approved voluntary executive stock ownership guidelines for Aviall's chief executive officer, executive officers and certain other executives. The guidelines are intended to encourage executives to become substantial stockholders. Under the guidelines, Aviall's chief executive officer is expected to own shares of Common Stock with an aggregate value of three times his or her then-current base salary within five years of appointment to such position. Within such time period, all other executive officers are expected to own shares of common stock with a value of 1.5 times their base salary and the remaining executives are expected to own shares having a value of one-half times their annual base salary. The Committee periodically reviews the progress of Mr. Anderson and the other executives of the Company against these guidelines.

     The Committee has reviewed the potential impact of the $1 million deduction limitation on executive compensation for the top five executives which was implemented as part of the Omnibus Budget Reconciliation act of 1993. The Committee currently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate Aviall's potential exposure to the deduction limitation on an annual basis.

     This report is submitted by the members of the Compensation and Nominating Committee of the Board.

THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD

          Henry A. McKinnell                      Donald R. Muzyka                      Henry Wendt
               Chairman

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation paid or accrued for the benefit of the named executive officers for services rendered to Aviall during Aviall's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                            ANNUAL COMPENSATION                  AWARDS
                                                   --------------------------------------   -----------------
                                                                           OTHER ANNUAL     SHARES UNDERLYING      ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR     SALARY      BONUS     COMPENSATION(1)    OPTIONS/SARS(2)    COMPENSATION(3)
      ---------------------------          ----    --------    --------   ---------------   -----------------   ---------------
Eric E. Anderson(4)                        1996    $174,904    $247,716       $      0           250,000            $ 31,088
  President and Chief                      1995     125,000     148,130          1,197                 0                 400
  Executive Officer                        1994     121,635      87,650          1,197            16,250                 400
Robert G. Lambert(4)                       1996      98,077           0              0           150,000                   0
  Chairman of the Board and                1995           0           0         45,623                 0                   0
  Former President and
  Chief Executive Officer
Jacqueline K. Collier                      1996     116,800     113,134              0            10,000                 400
  Vice President, Accounting,              1995     112,354      19,800              0                 0                 400
  and Controller                           1994     114,661      21,750              0             4,125                 400
Charles M. Kienzle                         1996     171,346     233,019              0            25,000                 400
  Senior Vice President,                   1995     125,000      50,000          1,197                 0                 400
  Operations                               1994     123,700      18,580          1,197            13,750                 400
Bruce Langsen                              1996     113,800     156,498              0            18,000                 400
  President of ILS

Jeffrey J. Murphy                          1996     177,000     253,110              0            25,000                 511
  Senior Vice President,                   1995     177,000      70,800          2,395                 0                 500
  Law and Human Resources,                 1994     170,327      26,050          2,395            13,750              19,181
  Secretary and General Counsel
Mina Brown(5)                              1996      85,000     255,000          2,863                 0             174,929
  Former Senior Vice President,            1995     170,000      68,000          1,197                 0              51,638
  Chief Financial Officer                  1994     166,667      24,990          1,197            12,500                 400
R. Frank Leftwich(5)                       1996      88,333     150,000         89,208                 0             190,538
  Former Executive Vice                    1995     198,000      79,220        219,226                 0              17,067
  President, Sales and Marketing           1994     188,000      24,440          2,994            11,250                 400

---------------

1. This column includes (a) amounts reimbursed for the payment of income taxes on certain perquisites provided to the named executive officers, (b) for Mr. Lambert in 1995, director's fees of $38,249 and $7,374 for the use of an automobile (see "Compensation of Directors" for a description of certain other non-cash compensation received by Mr. Lambert in his capacity as a non-employee director in 1995), and (c) for Mr. Leftwich in 1996, a foreign housing and living allowance of $83,627 and reimbursement of foreign income taxes in the amount of $5,581 and in 1995, a foreign housing and living allowance of $186,761 and reimbursement of foreign income taxes of $29,427. Other perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations and are not included in this column.

2. Grants of stock options in 1996 vest at annual percentages of 33% or 25% beginning on either the first or second anniversary of the date of grant except with respect to options granted to Mr. Lambert to purchase 75,000 shares of Common Stock, which options vested on the date of grant. Grant of stock options in 1994 vest one third each year beginning on the first anniversary of the date of the grant. Each named executive officer who received a grant of stock options received a number of limited SARs equal to the number of shares of Common Stock subject to such stock option. The numbers given reflect an option granted in tandem with a limited SAR as a single unit.

3. For 1996, this column includes (a) contributions to Aviall's 401(k) Plan in the amount of $400 for each named executive officer with the exception of Mr. Lambert who did not participate in such plan, (b) for Mr. Anderson, moving expenses and a transfer allowance in the amount of $30,688, (c) for Mr. Murphy, premiums for compensatory split-dollar insurance payments in the amount of $111, (d) for Ms. Brown, a $17,765 cash payment in lieu of accrued vacation and payments in the amount of $156,764 under the terms of her severance agreement, and (e) for Mr. Leftwich, payments in the amount of $190,138 under the terms of his severance agreement.

4. Mr. Lambert was appointed President and Chief Executive Officer of Aviall in December 1995. Mr. Anderson succeeded Mr. Lambert as President in June 1996 and as Chief Executive Officer in December 1996.

5.  Ms. Brown and Mr. Leftwich resigned as executive officers of Aviall in 1996.

SEVERANCE AGREEMENTS

     Aviall is a party to severance agreements with each of Eric E. Anderson, Jacqueline K. Collier, Charles M. Kienzle and Jeffrey J. Murphy, among other key executive officers. Neither Robert G. Lambert nor Bruce Langsen is a party to a severance agreement with Aviall. The Company is also a party to such severance agreements with two former executive officers, Mina Brown and R. Frank Leftwich.

     The severance agreements provide that if Aviall or one of its subsidiaries, as the case may be, terminates the employment of any such executive for reasons other than death, disability or cause or, if within the three-year period commencing with a change of control of Aviall, the executive terminates employment with Aviall for good reason, Aviall will provide the executive with a multiple of salary and bonus ranging from a maximum of two times salary and one times bonus for the highest level executive to a minimum of one-half times salary and, for each year of service, one month bonus (subject to a maximum of 12 months bonus) for lower level executives, as well as various benefits and perquisites, net of excise taxes.

CERTAIN TRANSACTIONS

     In connection with his promotion as Chief Executive Officer of the Company, Mr. Anderson transferred from Memphis, Tennessee to Dallas, Texas. On December 16, 1996, the Company made Mr. Anderson a secured, non-interest bearing loan in the amount of $140,000 for the purchase of a home in Dallas, pending the sale of his former residence. Mr. Anderson repaid the loan in full on January 31, 1997.

                           OPTION/SAR GRANTS IN 1996

     The following table provides information regarding the grant of stock options to the named executive officers in 1996. In addition, hypothetical gains of 5% and 10%, along with a third column representing a 0% gain (listed in the table under "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term"), are shown for these stock options. These hypothetical gains are based on assumed rate of annual compound stock price appreciation of 0%, 5% and 10% from the date the stock options were granted over the full option term of ten years.

                                                                INDIVIDUAL GRANTS
                                          --------------------------------------------------------------
                                          NUMBER OF      PERCENTAGE OF
                                          SECURITIES    TOTAL OPTIONS/
                                          UNDERLYING         SARS
                                           OPTIONS/       GRANTED TO       EXERCISE
                                             SARS          EMPLOYEES       PRICE PER       EXPIRATION
                  NAME                    GRANTED(1)        IN 1996        SHARE(2)           DATE
                  ----                    ----------    ---------------    ---------    ----------------
Eric E. Anderson                            25,000            4.69%         $ 8.13        March 14, 2006
                                            25,000            4.69            9.75        March 14, 2006
                                            50,000            9.38            9.81      December 8, 2006
                                            50,000            9.38           12.00      December 8, 2006
                                            50,000            9.38           14.00      December 8, 2006
                                            50,000            9.38           16.00      December 8, 2006
Robert G. Lambert                           37,500            7.04            8.13        March 14, 2006
                                            37,500            7.04            9.75        March 14, 2006
                                            75,000           14.08            9.81      December 8, 2006
Jacqueline K. Collier                       10,000            1.87            8.13        March 14, 2006
Charles M. Kienzle                          25,000            4.69            9.44          June 9, 2006
Bruce Langsen                               18,000            3.38            8.13        March 14, 2006
Jeffrey J. Murphy                           12,500            2.34            8.13        March 14, 2006
                                            12,500            2.34            9.75        March 14, 2006


                                                POTENTIAL REALIZABLE VALUE
                                                 AT ASSUMED ANNUAL RATES
                                                      OF STOCK PRICE
                                                       APPRECIATION
                                                     FOR OPTION TERM
                                          --------------------------------------
                  NAME                         0%            5%          10%
                  ----                    ------------    --------    ----------
Eric E. Anderson                          $          0    $127,744    $  323,729
                                                     0      87,119       283,104
                                                     0     308,551       781,930
                                                     0     199,176       672,555
                                                     0      99,176       572,555
                                                     0           0       472,555
Robert G. Lambert                                    0     191,616       485,593
                                                     0     130,679       424,658
                                                     0     462,827     1,172,895
Jacqueline K. Collier                                0      51,098       129,492
Charles M. Kienzle                                   0     148,380       376,024
Bruce Langsen                                        0      91,976       233,085
Jeffrey J. Murphy                                    0      63,872       161,864
                                                     0      43,560       141,552

---------------

1. Each option was granted in tandem with a limited SAR. Each of the options shown in the table above (other than the grants made to Messrs. Anderson and Lambert that expire on December 8, 2006) vest one third each year, beginning on the first anniversary of the date of the grant. The options granted to Mr. Lambert that expire on December 8, 2006 were fully vested on the date of the grant. The options granted to Mr. Anderson that expire on December 8, 2006 vest 25% each year, beginning on the second anniversary of the date of the grant. No options or SARs were granted to Ms. Brown or Mr. Leftwich in 1996.

2. The fair market value of the shares using the average of the high and low trading prices on the date of grant except that (i) the grants made to Messrs. Anderson, Lambert and Murphy with an exercise price of $9.75 per share represented 120% of the fair market value on the date of grant, and
    (ii) the grants made to Mr. Anderson at $12.00, $14.00 and $16.00 per share represented 122%, 143% and 163% of fair market value on the date of grant.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                    AND DECEMBER 31, 1996 OPTION/SAR VALUES

     The following table provides information, for each of the named executive officers, regarding the exercise of Aviall options during 1996 and unexercised options held as of December 31, 1996.

                                                             NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS/SARS                 OPTIONS/SARS AT
                                                          AT DECEMBER 31, 1996(1)        DECEMBER 31, 1996(2)
                           SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
          NAME               ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Eric E. Anderson                    0        $     0       37,491        268,025        $14,746        $34,159
Robert G. Lambert                   0              0       75,000         75,000              0         39,843
Jacqueline K. Collier               0              0       14,786         17,653          3,742         12,554
Charles M. Kienzle                  0              0       44,874         42,175         12,478          6,428
Bruce Langsen                       0              0        7,800         21,040          3,575         20,967
Jeffrey J. Murphy                   0              0      106,201         42,175         40,970         19,709
Mina Brown                     12,500         28,125       63,962              0              0              0
R. Frank Leftwich                   0              0       69,133         16,325         10,209          5,259

---------------

1. The number of unexercised options includes shares of Common Stock that may be issued upon the exercise of replacement options that were granted in December 1993 pursuant to an agreement entered into by Ryder System, Inc. ("Ryder") and Aviall in connection with the distribution by Ryder (the "Spin-Off") of all of Aviall's Common Stock to the stockholders of Ryder (which agreement was approved by the Board prior to the Spin-Off, at which time a majority of Aviall's directors were executive officers of Ryder). The number of Aviall options that were granted to replace the Ryder options was determined by reference to the market value of Ryder's shares and Aviall's Common Stock in order to preserve the economic value of the optionee's Ryder options. Each replacement option has the same vesting status and remaining time period for exercise as the corresponding Ryder options.

2. Amounts reflecting gains or outstanding stock options were based on a price of $9.19 per share of Aviall's Common Stock, using the average of the high and low trading prices on December 31, 1996.

                              RETIREMENT BENEFITS

     Aviall and certain of its subsidiaries maintain certain pension plans in which Aviall's executive officers participate.

     Aviall covers substantially all regular full-time employees who are not covered by plans administered by labor unions under the Aviall, Inc. Retirement Plan ("Retirement Plan"). Benefits payable under the Retirement Plan are based on an employee's career earnings with Aviall and its subsidiaries. At normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor's benefits, is generally equal to the sum of 1.45% of the first $15,600 of compensation and bonus received, plus 1.85% of the portion of such compensation and bonus in excess of $15,600 during each such year while a Retirement Plan member.

     Retirement Plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65; provided, however, that in the event of a change of control of Aviall, all participants will be fully vested and the term "accrued benefit" will include the value of early retirement benefits for any participant age 45 or above or with 10 or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's pension benefits may be paid in certain alternative forms having actuarially equivalent values.

     The maximum annual benefit under a qualified pension plan is currently $120,000 beginning at the Social Security retirement age (currently age 65). The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $150,000. Aviall maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (the "Restoration Plan"), which covers those participants of the Retirement Plan, including those described below, whose benefits are reduced by the Internal Revenue Code or other United States laws. A participant in the Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.

     Except as described below, the following table sets forth estimated annual pension benefits (in the form of a single life annuity) assuming each named executive officer remains continuously employed at current compensation levels until retirement at the normal retirement date (age 65).

                            NAME                              AMOUNT(1)
                            ----                              ---------
Eric E. Anderson............................................    $69,037
Robert G. Lambert(2)........................................      1,752
Jacqueline K. Collier.......................................     53,131
Charles M. Kienzle..........................................     74,647
Bruce Langsen...............................................     40,242
Jeffrey J. Murphy...........................................     62,865
Mina Brown(2)...............................................     17,251
R. Frank Leftwich(2)........................................     31,311

---------------

1. These amounts include benefits under the Retirement Plan and the Restoration Plan combined.

2. Mr. Lambert retired as Chief Executive Officer of Aviall in December 1996. Ms. Brown and Mr. Leftwich resigned as executive officers of the Company in July 1996 and June 1996, respectively. The amounts shown in the table above represents the estimated pension benefits (in the form of a single life annuity) for such individuals through the date of their retirement or resignation.

                               STOCK PERFORMANCE

     The following graph compares the cumulative stockholder return on Aviall's Common Stock with the S&P 500 Stock Index, the S&P SmallCap Aerospace/Defense Index and the Dow Jones Industrial Commercial Services Index. The comparison assumes $100 was invested as of December 1, 1993 (the date on which shares of Common Stock began trading on a "when issued" basis) and the reinvestment of all dividends.

                  COMPARISON OF CUMULATIVE STOCKHOLDER RETURN

                                                                                   DOW JONES
                                                                     S&P           INDUSTRIAL
     MEASUREMENT PERIOD                                           SMALLCAP         COMMERCIAL
   (FISCAL YEAR COVERED)       AVIALL, INC       S&P 500      AEROSPACE/DEFENSE     SERVICES
1-DEC-93                                 100             100                100             100
31-DEC-93                             101.67          101.21             106.91          102.10
31-DEC-94                              51.04          102.55             104.65          100.83
31-DEC-95                              63.07          141.08             119.02          128.12
31-DEC-96                              62.22          173.47             169.79          144.56

     For the last three years, the Company has compared its stockholder return to the Dow Jones Industrial Commercial Services Index. In 1996, the Company sold its commercial engine services businesses and refocused its operations on its parts distribution and information services business. Accordingly, the Company is changing its comparison from the Dow Jones Industrial Commercial Services Index to the S&P SmallCap Aerospace/Defense Index, on the basis that the S&P SmallCap Aerospace/Defense Index provides a more appropriate measure of performance of the Company's Common Stock. The Dow Jones Industrial Commercial Services Index is included in the chart above this year in accordance with SEC regulations.

               AMENDMENT TO THE AVIALL, INC. DIRECTORS STOCK PLAN
                                (PROPOSAL NO. 2)

INTRODUCTION

     Since becoming a public company in December 1993, Aviall has maintained the Aviall, Inc. Directors Stock Plan (the "Directors Stock Plan") which permits non-employee Directors to elect to receive shares of Common Stock in lieu of a portion of the cash annual retainer (the "Annual Retainer") they are otherwise entitled to receive for their services as members of the Board of Directors of the Company. In December 1996, the Board approved an amendment to the Directors Stock Plan (as amended, the "Restated Directors Stock Plan"). The amendment would permit non-employee Directors to elect to receive shares of Common Stock in lieu of the full amount of the Annual Retainer, increase the number of shares available for issuance under the Directors Stock Plan from 37,500 to 87,500 and make certain other changes to conform the Directors Stock Plan to recent amendments to certain SEC regulations and current practice. The amendment will become effective only upon approval by the Company's stockholders.

     The Restated Directors Stock Plan is intended to enable the Company to attract and retain persons of outstanding competence to serve as members of the Board and to provide a direct link between Directors' compensation and stockholder value. The Restated Directors Stock Plan is designed to further facilitate the ownership of Common Stock by non-employee Directors by permitting such Directors to elect to receive the full amount of the Annual Retainer in shares of Common Stock.

     The following is a summary of the material provisions of the Restated Directors Stock Plan. The summary is qualified in its entirety by reference to the full text of the Restated Directors Stock Plan, a copy of which is attached to this Proxy Statement as Annex A.

ADMINISTRATION AND ELIGIBILITY

     The Restated Directors Stock Plan will be administered by the Board of Directors of the Company or by a committee designated by the Board. Pursuant to the terms of the Restated Directors Stock Plan, only non-employee Directors of Aviall are eligible to participate in the Restated Directors Stock Plan. A Director who is an employee of Aviall and who retires or resigns from employment with Aviall and/or any of its subsidiaries, but remains a Director of Aviall, will become eligible to participate in the Restated Directors Stock Plan at the time of such termination of employment.

     Under the Restated Directors Stock Plan, any eligible Director may make an election to receive shares of Common Stock in lieu of the Annual Retainer, which will be increased to $24,375, subject to approval of the proposed amendment to the Directors Stock Plan. See "Compensation of Directors." The Restated Directors Stock Plan provides that the number of shares of Common Stock granted to a participant will be equal to the nearest number of whole shares of Common Stock which can be purchased for $30,000 (the "Share Value") based on the mean of the highest and lowest sale price for the Common Stock on the grant date as reported on the New York Stock Exchange Composite Transaction Reporting System. The Restated Directors Stock Plan provides that in the event of an increase or a decrease in the Annual Retainer, the Share Value adjusts automatically so that the ratio between the Annual Retainer and the Share Value is maintained.

PARTICIPATION

     Under the Restated Directors Stock Plan, grants of Common Stock will be made automatically on the first business day in July of each calendar year to any eligible Director who has filed with Aviall an election to participate in the Restated Directors Stock Plan at least six months prior to that date. As a result, eligible Directors will be permitted to make an annual election to participate in the Restated Directors Stock Plan. Four directors (Messrs. Lambert, McKinnell, Muzyka and Wendt) will be eligible to participate in the Restated Directors Stock Plan, if the amendment is approved by the Company's stockholders. For 1997, all eligible Directors have elected to participate in the Restated Directors Stock Plan if the proposed amendment is approved by the Company's stockholders. All such Directors will participate in the Directors Stock Plan if the amendment is not so approved.

     A Director who receives a grant of Common Stock pursuant to the Restated Directors Stock Plan is entitled to receive dividends on and to vote such shares. However, the Director's ownership rights in such shares do not vest until six months after the date of grant and then only if the Director continuously serves in that capacity through that date. However, a participating Director who has completed a full term of service prior to the end of such six-month period, or whose service during such six-month period was interrupted due to death or disability, will be vested in a pro rata number of such shares. Pursuant to the terms of the Restated Directors Stock Plan, none of the shares of Common Stock issued thereunder may be sold or transferred prior to six months after the date when the participating Director's service as a Director of the Company ceases. Certificates representing shares of Common Stock granted to Directors pursuant to the Restated Directors Stock Plan will be held in escrow by Aviall's Secretary or by another agent designated by Aviall. The certificates are released from escrow and delivered to the Director six months after the date the Director ceases serving on the Board.

AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Restated Directors Stock Plan at any time. In addition, the Board may, from time to time, amend the Restated Directors Stock Plan in any manner but may not, without stockholder approval, adopt any amendment that would increase the total number of shares of Common Stock that may be granted under the Restated Directors Stock Plan (other than as the result of an adjustment for any stock split, stock dividend or similar event). The termination or any modification or amendment of the Restated Directors Stock Plan will not, without the consent of any participant involved, adversely affect rights under a previous grant of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     Under current federal income tax laws, stock grants under the Restated Directors Stock Plan will generally have the following consequences. The Director will not recognize income for federal income tax purposes at the time of grant. Instead, the Director will be taxed on the fair market value of the shares of Common Stock on the date of vesting. Aviall will be entitled to a corresponding deduction when the Director recognizes income. As an alternative, the Director may make an irrevocable election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize income and be taxed on the fair market value of the shares of Common Stock on the date of grant. Such an election will accelerate Aviall's deduction as well. If the Director makes this election, and the Common Stock is forfeited prior to vesting, no deduction or loss is allowed to the director as a result of the forfeiture. The election must be made not later than 30 days after the date of grant. The Director's holding period for the Common Stock will begin on the date the Director recognizes income under the Restated Directors Stock Plan.

ADDITIONAL INFORMATION

     There are 37,500 shares of Common Stock presently authorized for issuance under the Directors Stock Plan of which 19,299 shares of Common Stock have been issued. If the amendment to the Directors Stock Plan is approved by the Company's stockholders, 68,201 shares of Common Stock would be available to be issued under the Restated Directors Stock Plan, subject to adjustment by the Board in the event of any stock split, stock dividend, merger or similar event.

     The closing price of the Company's Common Stock on April 16, 1997, as reported on the New York Stock Exchange Composite Transaction Reporting System was $11.00.

     THE BOARD RECOMMENDS A VOTE FOR APPROVING THE AMENDMENT TO THE DIRECTORS STOCK PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 3)

     On March 19, 1997, upon recommendation of the Audit Committee, the Board unanimously selected, subject to ratification by Aviall's stockholders, Price Waterhouse LLP to continue to serve as independent auditors for Aviall and its subsidiaries for the fiscal year ending December 31, 1997. Price Waterhouse LLP first served as Aviall's independent auditors beginning in 1994.

     Aviall has been advised that representatives of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make statements and to respond to appropriate questions raised at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

                              COST OF SOLICITATION

     The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by Aviall. Aviall has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. For their services, D.F. King & Co., Inc. will receive a fee estimated at $6,500 plus reimbursement of reasonable out-of-pocket expenses. Aviall does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of Aviall may solicit proxies in person, by telephone or by other means of communication.

                    SUBMISSION OF STOCKHOLDER PROPOSALS FOR
                  AVIALL'S 1998 ANNUAL MEETING OF STOCKHOLDERS

     Pursuant to SEC regulations, in order to be included in Aviall's Proxy Statement for Aviall's 1998 Annual Meeting of Stockholders, stockholder proposals must be received at the principal office of Aviall, 2075 Diplomat Drive, Dallas, Texas 75234-8989, Attention: Secretary, no later than December 26, 1997, as well as meet all other SEC requirements. In addition, Aviall's By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting or to present a nomination for director at an annual meeting of stockholders must give advance notice to Aviall's Secretary regarding the proposal or nominee. The By-Laws generally require that written notice be delivered to the Secretary of Aviall not less than 70 days nor more than 90 days prior to the anniversary of the preceding year's annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed director nominee. A copy of the By-Laws is available upon request from the Secretary of Aviall.

                                         AVIALL, INC.

                                         /s/ JEFFREY J. MURPHY
                                         Jeffrey J. Murphy
                                         Senior Vice President, Law and Human
                                         Resources, Secretary and General
                                         Counsel

Dallas, Texas
April 25, 1997

                                                                         ANNEX A

                                  AVIALL, INC.
                              AMENDED AND RESTATED
                              DIRECTORS STOCK PLAN

                                   SECTION I

                              PURPOSES OF THE PLAN

     The Aviall, Inc. Amended and Restated Directors Stock Plan (the "Plan") is intended to enable Aviall, Inc. (the "Company") to attract and retain persons of outstanding competence to serve as members of the Board of Directors of the Company and to provide a direct link between Directors' compensation and stockholder value.

                                   SECTION II

                           ADMINISTRATION OF THE PLAN

     A. Board -- The Plan shall be administered by the Board of Directors of the Company or a duly authorized committee thereof (the Board of Directors of the Company or any such committee being hereinafter referred to as the "Board"). Grants of stock to eligible participants under the Plan and the amount, nature and timing of the grants shall be determined as set forth in Sections IV and V.

     B. Authority of the Board -- Subject to the limitations and restrictions set forth in the Plan, the Board shall have full and final authority to interpret the Plan; to prescribe, amend and rescind rules and regulations, if any, relating to the Plan; and to make all determinations necessary or advisable for the administration of the Plan. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or gross negligence. All decisions which are made by the Board with respect to interpretation of the terms of the Plan and with respect to any questions or disputes arising under the Plan shall be final and binding on the Company and the participants, their heirs or beneficiaries.

     C. Acts of the Board -- A majority of the Board will constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Board without a meeting, will be the acts of the Board.

                                  SECTION III

                           STOCK SUBJECT TO THE PLAN

     A. Common Stock -- The stock which is the subject of grants under the Plan shall be the Company's Common Stock, par value $.01 per share ("Common Stock"), which shares shall be subject to the terms, conditions and restrictions described in the Plan.

     B. Maximum Number of Shares That May Be Granted -- There may be granted under the Plan an aggregate of not more than eighty-seven thousand five hundred (87,500) shares of Common Stock, subject to adjustment as provided in Section VII hereof. Shares of Common Stock granted pursuant to the Plan may be either authorized, but unissued, shares or reacquired shares, or both.

     C. Rights With Respect To Shares -- A Director to whom a grant of Common Stock has been made shall have absolute beneficial ownership of the shares of Common Stock granted to that Director, including the right to vote the shares and to receive dividends thereunder; subject, however, to the terms, conditions and restrictions described in the Plan, including, but not limited to, under
Section V. The certificate(s) for such shares shall be held by the Company (or by an agent designated by the Secretary of the Company) for the Director's benefit until the terms, conditions and restrictions lapse, whereupon the certificates shall be delivered to the Director.

                                   SECTION IV

                                 PARTICIPATION

     A. Directors -- Participation in the Plan shall be limited to persons who serve as members of the Board of Directors of the Company and who, at the time of grant, are not "employees" of the Company and/or any of its subsidiaries, within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"). A Director who is an employee and who retires or resigns from employment with the Company and/or any of its subsidiaries, but remains a Director of the Company, shall become eligible to participate in the Plan at the time of such termination of employment.

     B. Elections -- Any eligible Director may elect to participate in the Plan and receive grants of Common Stock as set out in Paragraph C of this Section IV by delivering to the Committee a written notice to such effect. Any such election shall remain in effect until revoked by the participating Director by delivering to the Board a written notice to such effect. An election shall be made at least six (6) months prior to the Grant Date (as defined below), and according to procedures established by the Board.

     C. Grants -- Each participating Director who has made an election to participate in the Plan pursuant to Paragraph B of this Section IV shall be eligible to receive annually, on the first New York Stock Exchange trading day in July of each calendar year (the "Grant Date"), following such election, in lieu of such Director's annual retainer for service as a director of the Company (the "Annual Retainer") a grant of Common Stock. The number of shares of Common Stock that shall be granted to participating Director will be the number of whole shares which can be purchased for Thirty Thousand Dollars ($30,000.00) (the "Share Value") based on the Fair Market Value of the shares on the Grant Date. Fractional shares shall not be granted. "Fair Market Value" will be the mean of the highest and lowest sale price for the Common Stock as reported on the New York Stock Exchange Composite Transaction Reporting System on the Grant Date.

     D. Adjustment of Share Value -- In the event that there shall be an increase or decrease in the Annual Retainer, the Share Value shall adjust automatically so that the ratio between the Annual Retainer and the Share Value is maintained.

                                   SECTION V

                      TERMS AND CONDITIONS OF STOCK GRANTS

     A. Vesting -- Each grant of Common Stock to a participating Director in accordance with the Plan shall be vested on the six-month anniversary of the Grant Date, so long as the Director has served continuously as a director of the Company during the intervening six-month period; provided, however, that a participating Director who leaves the Board of Directors of the Company following the completion of the term of service for which the Director was elected prior to the end of such six-month period or whose service during such six-month period was interrupted due to death or disability shall be vested in a pro rata number of such shares. Except as described in the preceding sentence, in the event a Director's service to the Company terminates before the shares have vested, then all shares granted to such Director which have not vested shall be cancelled and such shares shall be forfeited and retransferred to the Company, with the Director having no further right or interest in such forfeited and retransferred shares.

     B. Restrictions on Transfer -- Shares of Common Stock granted to a participating Director may not be assigned, transferred, pledged, hypothecated or otherwise disposed of (i) before they have vested in accordance with Paragraph A of this Section V and (ii) until six (6) months after the termination of the Director's service to the Company as a director.

                                   SECTION VI

                    COMPLIANCE WITH LAW AND OTHER CONDITIONS

     A. Restrictions Upon Grant Of Common Stock -- The listing upon the New York Stock Exchange, or any other stock exchange, or the registration or qualification under any federal or state law of any shares of Common Stock to be granted pursuant to the Plan may be necessary or desirable as a condition of, or in connection with, such grant and, in any such event, delivery of the certificates for such shares of Common Stock shall, if the Board, in its sole discretion, shall determine, not be made until such listing, registration or qualification shall have been completed.

     B. Restrictions Upon Resale Of Unregistered Stock -- If the issuances of the shares of Common Stock that have been granted to a participating Director pursuant to the terms of the Plan are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, such Director, if the Board shall deem it advisable, may be required to represent and agree in writing:

          (i) that any shares of Common Stock acquired by such Director pursuant to the Plan will not be sold, except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act, and

          (ii) that such Director is acquiring such shares of Common Stock for his own account and not with a view to the distribution thereof.

                                  SECTION VII

                                   ADJUSTMENT

     The number of shares of Common Stock of the Company reserved for grants under the Plan shall be subject to adjustment by the Board to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or similar event.

                                  SECTION VIII

                            MISCELLANEOUS PROVISIONS

     A. Nothing in the Plan shall be construed to give any Director of the Company any right to a grant of Common Stock under the Plan unless all conditions described within the Plan are met as determined in the sole discretion of the Board.

     B. Neither the Plan, nor the granting of Common Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time. Nothing in the Plan shall in any manner be construed to limit in any way the right of the Company or its stockholders to reelect or not reelect or renominate or not renominate a participating Director.

     C. Any shares of Common Stock of the Company issued as a stock dividend, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to shares of Common Stock granted pursuant to the Plan shall have the same status and be subject to the same restrictions as the shares granted.

     D. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any grant of Common Stock nor to any participating Director.

     E. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any event or action under the plan.

                                   SECTION IX

                                   AMENDMENT

     The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner; provided however, that the Board shall not amend Paragraph B of Section III to increase the total number of shares of Common Stock that may be granted under the Plan without the approval of the Company's stockholders. Notwithstanding the foregoing (i) an adjustment increasing the total number of shares of Common Stock reserved for grants under the Plan pursuant to Section VII shall not require stockholder approval, and (ii) the suspension, termination or amendment of the Plan shall not, without the consent of any participant involved, adversely affect rights under a previous grant of Common Stock.

                                   SECTION X

                                 GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Texas and construed accordingly.

                                   SECTION XI

                            APPROVAL BY STOCKHOLDERS

     The Plan was approved by the stockholders of the Company on June 13, 1997.

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the Annual Meeting by promptly returning your proxy in the enclosed envelope.


                                  DETACH HERE

[X]     Please mark
        votes as in
        this example.


THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

--------------------------------------------------------------------------------
  1. Election of Directors (See reverse).


           FOR     WITHHELD
           [ ]       [ ]

  [ ]
      --------------------------------------------------------
      For both nominees except as noted above

  2. Approval of the amendment to the Aviall, Inc. Directors Stock  Plan


           FOR    AGAINST   ABSTAIN
           [ ]      [ ]       [ ]


  3. Ratification of Price Waterhouse LLP as independent auditors.

           FOR    AGAINST   ABSTAIN
           [ ]      [ ]       [ ]



--------------------------------------------------------------------------------


MARK HERE
FOR ADDRESS   [ ]
CHANGE AND
NOTE AT LEFT

IMPORTANT: Whether or not you expect to attend the meeting in person, please date, sign and return this proxy. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                   Date         Signature:                  Date
          -------------------    --------           ------------------    ------

P
R
O
X
Y

                                  DETACH HERE


                                  AVIALL, INC.
PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

         The undersigned acknowledge(s) receipt of the Proxy Statement of Aviall, Inc. relating to the 1997 Annual Meeting of Stockholders (the "Annual Meeting") and hereby constitute(s) and appoint(s) Jacqueline K. Collier, Jeffrey J. Murphy and Cornelius Van Den Handel, attorneys and proxies of the undersigned, with full power of substitution and resubstitution to each and with all the powers the undersigned would possess if personally present, to vote for and in the name and place of the undersigned all shares of Common Stock of Aviall, Inc. held or owned by the undersigned, or standing in the name of the undersigned, at the Annual Meeting to be held on Monday, June 13, 1997, commencing at 10:00 a.m., at the Company's offices located at 2075 Diplomat Drive in Dallas, Texas, or any adjournment or postponement thereof, upon the matters referred to in the Proxy Statement for the Annual Meeting as stated below and on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. A majority of said attorneys and proxies present and acting at the Annual Meeting (or if only one shall be present and act, then that one) shall have, and may exercise, all the powers of all said attorneys and proxies hereunder.

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVIALL, INC. UNLESS OTHERWISE SPECIFIED BELOW OR ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES OF THE BOARD OF DIRECTORS LISTED BELOW, FOR THE AMENDMENT TO THE DIRECTORS STOCK PLAN AND FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS AVIALL, INC.'S INDEPENDENT AUDITORS. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

         1. ELECTION OF TWO DIRECTORS to serve until Aviall, Inc.'s 2000 Annual Meeting of Stockholders. The nominees are Eric E. Anderson and Dr. Henry A. McKinnell.

         2.      AMENDMENT TO THE DIRECTORS STOCK PLAN.

         3. RATIFICATION OF THE APPOINTMENT of Price Waterhouse LLP as independent auditors.
                                                                     SEE REVERSE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE              SIDE